NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces Estimated Fourth Quarter 2022 Results

NORTHBROOK, Ill., January 18, 2023 – The Allstate Corporation (NYSE: ALL) today announced preliminary results for the fourth quarter of 2022, with an estimated net loss between $285 million and $335 million and estimated adjusted net loss* between $335 million and $385 million.
Property-Liability Premiums
•Premiums written increased 11.4% from fourth quarter of 2021 to $11.5 billion driven primarily by higher average auto and home insurance premiums.
•Compared to fourth quarter of 2021, auto premiums written increased 13.3% to $7.8 billion and premiums earned increased 10.3% to $7.7 billion, reflecting a 14.4% increase in Allstate brand average premiums.
•Allstate continued to implement significant auto insurance rate actions in the second half of 2022 in response to increased loss costs. Our implemented auto rate exhibit has been posted on allstateinvestors.com.
◦During the month of December, the Allstate brand implemented auto rate increases of 10.6% across 19 locations, resulting in total brand premium impact of 1.9%.
◦Total rate increases in 2022 for Allstate brand auto insurance are expected to raise annualized written premiums by approximately 16.9% or $4.1 billion.
•Compared to fourth quarter of 2021, homeowners premiums written increased 9.3% to $2.9 billion and premiums earned increased 9.4% to $2.8 billion reflecting a 12.0% increase in Allstate brand average premiums primarily due to increases in insured home valuations and rate increases.

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* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

Property-Liability Underwriting Results
Estimated fourth quarter and full year recorded combined ratios:

	Three months ended December 31, 2022	Twelve months ended December 31, 2022
Property-Liability	109.1	106.6
Allstate Protection - personal auto insurance	112.6	110.1
Allstate Protection - homeowners insurance	92.6	93.8
•The fourth quarter of 2022 combined ratio of 109.1 was adversely impacted by increases in claim reserves for the first three quarters of 2022, prior year claim reserves additions, and costs associated with Winter Storm Elliott.
•The personal auto insurance combined ratio of 112.6 included $410 million (5.3 points) of reserve additions for the first three quarters of 2022, and $180 million (2.3 points) of incurred prior year claims reserves. Personal auto insurance claim frequency has continued to increase, but remains below 2019 levels.
•Unfavorable prior year reserve reestimates totaled $282 million, excluding catastrophes, in the fourth quarter.
•Approximately $100 million related to increased severity in commercial auto insurance primarily from shared economy and states that are being exited.
•The remaining $180 million primarily related to an increase in personal auto insurance claim frequency attributable to prior accident years.
Catastrophe Losses
•Catastrophe losses for the fourth quarter are estimated to be $779 million, pre-tax, including losses in the month of December of $593 million, pre-tax.
•Catastrophe losses for December events were estimated at $616 million, partially offset by favorable reserve reestimates for prior events.
◦Winter Storm Elliott accounted for approximately 80% or $478 million of December’s estimated catastrophe losses.
Investment Results
•Net investment income in the fourth quarter of 2022 is estimated at $557 million, including performance-based investment income estimated at $147 million.
•Net gains on investments and derivatives for the fourth quarter of 2022 are estimated to be $95 million, primarily due to increased valuation on equity investments, which is partially offset by losses on sales of fixed income securities.
•Proactive portfolio actions to reduce inflation and economic risk by shortening fixed income duration and reducing equity exposure mitigated portfolio losses by approximately $2 billion this year. In the fourth quarter we removed approximately half of our duration shortening interest rate derivatives resulting in a modest increase to fixed income duration.
•Total return on the $61.8 billion portfolio was 2.5% in the fourth quarter of 2022 and (4.0)% for the year ended December 31, 2022, and compares favorably to full year 2022 performance of the S&P 500 of (18.1)% and the Bloomberg Intermediate Bond return of (9.4)%.

Capital Management
•We continue to expect the share repurchase program to be completed by September 30, 2023.
•Holding company assets totaled approximately $4.0 billion as of December 31, 2022.
The company plans to file a current report on Form 8-K with the Securities and Exchange Commission announcing quarterly results after close of market on Wednesday, February 1.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

Definition of Non-GAAP Measure
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measure. Our method for calculating this measure may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Business combination expenses and the amortization or impairment of purchased intangibles
◦Income or loss from discontinued operations
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses, income or loss from discontinued operations and gain or loss on disposition are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following table reconciles net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended
December 31, 2022

Estimated range of net income (loss) applicable to common shareholders	$ (285) - (335)
Net (gains) losses on investments and derivatives	(95)
Pension and other postretirement remeasurement (gains) losses	25
Business combination expenses and the amortization of purchased intangibles	89
(Gain) loss on disposition	(83)
Income tax expense (benefit) and other	15
Estimated range of adjusted net income (loss) *	$ (335) - (385)

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